                                                                    Exhibit 23.2
                                                                    ------------


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1985 Incentive Stock Option Plan, the 1994 Incentive Stock Option Plan, the 1995 Director Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan and Non-statutory Stock options granted to directors and officers of IDX Systems Corporation of our report dated February 5, 1997, with respect to the consolidated financial statements of IDX Systems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996.








                                         /s/ Ernst & Young LLP

                                         ERNST & YOUNG LLP



Boston, Massachusetts

July 7, 1997